EXHIBIT 99.02

[FORM OF PROXY CARD TO BE SENT TO HIGH STREET CORPORATION SHAREHOLDERS]

HIGH STREET CORPORATION
PROXY

Proxy solicited by the Board of Directors for the
Special Meeting of Shareholders to be held September 23, 2002

The undersigned hereby appoints J. Edgar McFarland and Hurshell H. Keener, and each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the Common Stock of the undersigned in High Street Corporation at the Special Meeting of Shareholders to be held on September 23, 2002, and at any adjournment thereof.

This proxy will be voted as specified herein and, unless otherwise directed, will be voted FOR the below proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

1.  To approve the merger agreement and related plan of merger, dated as of May 1, 2002, between Capital Bank Corporation and High Street Corporation, and the transactions contemplated thereby, by which Capital Bank Corporation will acquire High Street Corporation through the merger of High Street Corporation into Capital Bank Corporation, with Capital Bank Corporation being the surviving corporation of such merger.

    ☐    FOR  ☐    AGAINST  ☐    ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of Notice of Special Meeting of Shareholders and accompanying Proxy Statement is hereby acknowledged.

Please date and sign exactly as printed below and return promptly in the enclosed postage paid envelope.

Dated :                                                               , 2002.

(When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign.)